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                                                                   EXHIBIT 23.02

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Hollinger International Inc.

We consent to the use of our report dated February 27, 1996, relating to the consolidated balance sheets of Hollinger International Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, included in this Prospectus and incorporated herein by reference from the Company's Annual Report on 1995 Form 10-K for the year ended December 31, 1995, and to the reference to our firm under the heading "Selected Consolidated Historical Financial Information and Other Data" and "Experts" in the prospectus.

                                          /s/ KPMG Peat Marwick LLP

Chicago, Illinois

July 22, 1996